THERMOGENESIS REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS;

ANNUAL NET LOSS REDUCED BY MORE THAN 50 PERCENT

(RANCHO CORDOVA, CA), SEPTEMBER 12, 2011—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells in the practice of regenerative medicine, reported results for the fourth quarter and all of fiscal 2011.

For the quarter ended June 30, 2011, the Company reported revenues of $5.4 million, compared to $7.2 million in the fourth quarter a year ago and $5.2 million in the prior quarter. Disposable sales in the fourth quarter of fiscal 2011 were $3.0 million, compared with $4.8 million in the same period a year ago and $3.0 million in the prior quarter. ThermoGenesis reported a net loss of $1.2 million, or $0.07 per share, in the fourth quarter of 2011, versus a net loss of $171,000, or $0.01 per share, in the same period a year ago.

For fiscal 2011, ThermoGenesis reported sales of $23.4 million compared with revenues of $23.1 million in fiscal 2010. Disposable sales in fiscal 2011 were $13.8 million, compared with $14.3 million for fiscal 2010. The Company reported a net loss of $2.6 million, or $0.17 per share, compared with a net loss of $5.2 million, or $0.37 per share, in fiscal 2010. The Company ended fiscal 2011 with $12.3 million in cash and cash equivalents versus $13.5 million at the end of the third quarter of 2011 and $10.7 million at the end of fiscal 2010. Backlog at the end of fiscal 2011 was $1.1 million.

“We are pleased to report a $2.6 million reduction in our annual net loss, or an improvement of 51 percent versus 2010. We accomplished this despite nominal growth in revenues year-over-year.  We realized measurable improvements in gross margins due to operating efficiencies and lower supplier costs, and a more than $1 million decline in operating expenses. Our performance for the quarter reflected the continued softness in the U.S. and European cord blood markets. This was partially offset by an increase in Res-Q® (Res-Q) System disposable revenues,” said J. Melville Engle, Chairman and Chief Executive Officer of ThermoGenesis.

“During the quarter, we achieved two important milestones in our program to increase the market presence for our Res-Q technology. These included FDA clearance of our 510(k) submission for the preparation of autologous platelet rich plasma (PRP), and the commercial launch of Res-Q for bone marrow indications in India. Also during the quarter, we made an initial shipment of AXP® AutoXpress™ Platform (AXP) and disposables to our Latin American distributor, which are being placed with customers in Mexico and Brazil,” he stated.

“Despite a challenging market environment, fiscal 2011 was marked by a number of major accomplishments, particularly our increased presence in China where we have a number of distributor and customer relationships with leading regenerative medicine companies. We also initiated several clinical evaluations for our products, including studies involving Res-Q in China and India.  With respect to our financial performance, we realized continued improvement in gross margins and operating expense levels, and strengthened our balance sheet by raising approximately $4 million of growth capital through an offering of stock and warrants,” Engle noted.

“We are looking forward to achieving other key milestones in our long-term growth strategy during fiscal 2012. There is growing interest in our cord blood and bone marrow technologies, particularly in important international markets where we have strong partnerships with market leaders. Our plan is to leverage these strong technology assets for adoption in a wider range of indications, through the development of new products and strategic partnerships and joint ventures. At the same time, we will continue to position the company for profitability, while maintaining a strong balance sheet to support our initiatives,” he added.

The Company said that it expects revenues for the first two quarters of fiscal 2012 will be relatively consistent with those of the fourth quarter 2011.

Company’s Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the fiscal 2011 fourth quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q® 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•
The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal years 2011 and 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011 and 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$12,309,000	$10,731,000
Accounts receivable, net	3,963,000	6,095,000
Inventories	6,348,000	5,034,000
Other current assets	420,000	301,000

Total current assets	23,040,000	22,161,000

Equipment, net	1,310,000	1,701,000
Other assets	49,000	168,000

	$24,399,000	$24,030,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,791,000	$2,383,000
Other current liabilities	2,273,000	3,191,000

Total current liabilities	4,064,000	5,574,000

Long-term liabilities	242,000	677,000

Stockholders’ equity	20,093,000	17,779,000

	$24,399,000	$24,030,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Net revenues	$5,378,000	$7,176,000	$23,400,000	$23,088,000

Cost of revenues	3,512,000	4,700,000	14,563,000	15,643,000

Gross profit	1,866,000	2,476,000	8,837,000	7,445,000

Expenses:
Selling, general and administrative	2,245,000	1,711,000	8,669,000	7,686,000

Research and development	789,000	939,000	3,003,000	5,013,000

Total operating expenses	3,034,000	2,650,000	11,672,000	12,699,000

Interest and other income, net	--	3,000	268,000	61,000

Net loss	($1,168,000)	($171,000)	($2,567,000)	($5,193,000)

Basic and diluted net loss per common share	($0.07)	($0.01)	($0.17)	($0.37)

Shares used in computing per share data	16,346,366	14,023,240	14,816,163	14,023,240

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Year Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	($2,567,000)	($5,193,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	466,000	492,000
Stock based compensation expense	960,000	518,000
Loss on sale/retirement of equipment	13,000	--
Loss on impairment of equipment	65,000	26,000
Accretion of discount on short-term investments	--	(2,000)

Net change in operating assets and liabilities:
Accounts receivable, net	2,132,000	(1,797,000)
Inventories	(1,338,000)	34,000
Other current assets	1,000	361,000
Other assets	119,000	79,000
Accounts payable	(592,000)	602,000
Accrued payroll and related expenses	75,000	(572,000)
Deferred revenue	(604,000)	(132,000)
Other liabilities	(822,000)	1,156,000
Net cash used in operating activities	(2,092,000)	(4,428,000)

Cash flows from investing activities:
Capital expenditures	(266,000)	(470,000)
Proceeds from sale of equipment	17,000	(6,741,000)
Maturities of investments	--	15,719,000
Net cash (used in)/provided by investing activities:	(249,000)	8,508,000

Cash flows from financing activities:
Exercise of stock options	7,000	--
Issuance of common stock	3,914,000	--
Payments on capital lease obligations	(2,000)	(4,000)
Net cash provided by/(used in) financing activities	3,919,000	(4,000)
Net increase/(decrease) in cash and cash equivalents	1,578,000	4,076,000
Cash and cash equivalents at beginning of period	10,731,000	6,655,000
Cash and cash equivalents at end of period	$12,309,000	$10,731,000